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                                                                   EXHIBIT 10.19

                              EMPLOYMENT AGREEMENT

         Employment Agreement dated and effective as of June 1, 1999 (this "AGREEMENT"), between NANOPHASE TECHNOLOGIES CORPORATION, a Delaware corporation (with its successors and assigns, referred to as the "COMPANY"), and Mr. Donald Freed (referred to as "EXECUTIVE").

                              PRELIMINARY STATEMENT

         The Company desires to employ Executive, and Executive wishes to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement. The Company and Executive also wish to enter into the other covenants set forth in this Agreement, all of which are related to Executive's employment with the Company. In consideration of the mutual promises and covenants stated below, Executive and the Company therefore agree as follows:

                                    AGREEMENT

         1. EMPLOYMENT FOR TERM. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, beginning on June 1, 1999, and renewing automatically on an annual basis until terminated pursuant to
Section 7 below (the "TERM").

         2. POSITION AND DUTIES. During the Term, Executive shall serve as the Vice President of Research and Development and shall report to the Vice President of Technology and Engineering of the Company or such other person as designated by the Company President. During the Term, Executive shall also hold such additional positions and titles as the President or the Board of Directors of the Company (the "BOARD") may determine from time to time. During the Term, Executive shall devote substantially all of Executive's business time and best efforts to Executive's duties as an employee of the Company.

         3. SIGNING BONUS. In consideration of and in reliance upon Executive's execution of this Agreement, and based entirely upon Executive's acceptance of the duties and obligations to the Company under this Agreement (specifically including, without limitation, Executive's obligations under the covenants in
Section 9, and the restrictions in Sections 10 and 11 of the Agreement), the Company shall provide Executive with the following Severance Benefits if the Company ends the Term for reasons other than Cause (as defined in Section 8):
(i) the Company shall pay Executive a sum equal in annual amount to Executive's base salary in effect at the time of termination during the period (the "SEVERANCE PERIOD") of twenty six (26) full weeks after the effective date of termination, payable in proportionate amounts on the Company's regular pay cycle for professional employees and (if the last day of the Severance Period is not the last day of a pay period) on the last day of the Severance Period, and (ii) the Initial Stock Options shall become fully vested, and shall become exercisable in accordance with the applicable option grant agreement and the Plan.

         4. COMPENSATION.

         (a) BASE SALARY. For Executive's service as an employee of the Company, the Company shall pay Executive a base salary, beginning on the first day of the Term and ending on the last day of the Term, of not less than $125,000 per annum, payable on the Company's regular pay cycle for professional employees.

         (b) BONUS PAYMENT. Executive will be eligible for additional bonuses for services to be performed as an employee of the Company in calendar year 1999 and subsequent years based on performance milestones agreed upon by Executive and the Vice President of Technology and Engineering of the Company and approved by the Board.



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         (c) STOCK OPTIONS AND PURCHASE RIGHTS. The Company agrees that
Executive shall be eligible for option grants based on annual performance reviews and awarded in the discretion of the Board.

         (d) OTHER AND ADDITIONAL COMPENSATION. Sections 4(a), 4(b) and 4(c) establish minimum salary, bonus and option grant levels for Executive during the Term, and shall not preclude the Board from awarding Executive a higher salary or more stock options at any time, nor shall they preclude the Board from awarding Executive additional bonuses or other compensation in the discretion of the Board.

         5. EMPLOYEE BENEFITS. During the Term, Executive shall be entitled to the employee benefits made available by the Company generally to all other employees of the Company, and shall be entitled to vacation in accordance with in the Company's vacation policy in effect from time to time.

         6. EXPENSES. The Company shall reimburse Executive for actual out-of-pocket expenses reasonably incurred by Executive in the performance of services as an employee of the Company in accordance with the Company's policy for such reimbursements applicable to employees generally, and upon receipt by the Company of appropriate documentation and receipts for such expenses.

         7. TERMINATION.

         (a) GENERAL. The Term shall end immediately upon Executive' death. Either Executive or the Company may end the Term at any time for any reason or no reason, with or without Cause, in the absolute discretion of Executive or the Board (but subject to Executive's obligations under Sections 9, 10 and 11 this Agreement), provided that Executive will provide the Company with at least thirty (30) days' prior written notice of Executive's resignation from Executive's positions as an employee with the Company.

         (b) NOTICE OF TERMINATION. Promptly after it ends the Term, the Company shall give Executive notice of the termination, including a statement of whether the termination was for "Cause" (as defined in Section 8(a) below). The Company's failure to give notice under this Section 7(b) shall not, however, affect the validity of the Company's termination of the Term or Executive's employment hereunder.

         8. SEVERANCE BENEFITS.

         (a) "CAUSE" DEFINED. "Cause" means (i) willful or gross malfeasance or misconduct by Executive in connection with Executive's employment; (ii) Executive' gross negligence in performing any of Executive's duties under this Agreement; (iii) Executive's conviction of, or entry of a plea of guilty or nolo contendere with respect to, any crime other than a misdemeanor; (iv) Executive's willful or gross breach of any written policy applicable to all employees adopted by the Company concerning conflicts of interest, political contributions, standards of business conduct or fair employment practices, procedures with respect to compliance with securities laws or any similar matters, or adopted pursuant to the requirements of any government contract or regulation; (v) material breach by Executive of any of the terms and conditions of this Agreement; or (vi) Executive's acts or omissions which in the Company's reasonable judgment are materially detrimental, or may in the future be materially detrimental, to the best interests of the Company.

         (b) TERMINATION WITHOUT CAUSE. If the Company ends the Term other than for Cause, Executive shall receive the benefits provided under Section 3 of this Agreement.

         (c) TERMINATION FOR ANY OTHER REASON. If the Company ends the Term for Cause, or if Executive resigns as an employee of the Company, or if Executive dies, then the Company shall have no obligation to pay Executive any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law (or, with respect to the Options, as set forth in the Plan or the applicable option


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grant agreements), be forfeited immediately upon the end of the Term.

         9. ADDITIONAL COVENANTS.

         (a) CONFIDENTIALITY. Executive agrees to execute the Company's standard form of Confidential Information and Proprietary Rights Agreement (as may be in effect as of the date of this Agreement) promptly upon execution of this Agreement.

         (b) "RESTRICTED PERIOD" DEFINED. "Restricted Period" means the period beginning at the end of the Term and ending either (i) 365 days after the end of the Severance Period, if the Company is obligated to make payments under Section 8(b) above, or (ii) 365 days after the end of the Term, if the Company is not obligated to make payments under Section 8(b) above.

         (c) COVENANTS OF NON-COMPETITION AND NON-SOLICITATION. Executive acknowledges that but for Executive's employment with the Company:

         (i) Executive would not have had access to the confidential information, proprietary data and trade secrets of the Company;

         (ii) Executive would not have had contact with the Company's customers, with many of whom the Company enjoys a near permanent relationship;

         (iii) Executive would not have had contact with many of the Company's employees and officers, many of whom have information and expertise of importance to the Company;

         (iv) the Company's business is national in scope and cannot be confined to any particular geographic area of the United States or the State of Illinois.

Executive further acknowledges that Executive's services are unique and extraordinary, that the Company will be dependent upon Executive for the development and growth of its business and related functions, and that Executive will develop personal relationships with significant customers, employees and contractors of the Company and have control of confidential information concerning, and lists of customers of, the Company. For the foregoing reasons, and in consideration of the execution of this Agreement by the Company, Executive covenants and agrees that during the Restricted Period Executive shall not, without the prior written consent of the Company President, in any manner, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of, any other business (conducted for profit or not for profit) which is competitive with the nanophase and ultrafine powder production, coating and forming businesses engaged in by the Company or which are under development by the Company. For the reasons acknowledged by Executive at the beginning of this Section 9(c), Executive additionally covenants and agrees that during the Restricted Period, Executive shall not, directly or indirectly, whether on Executive's own behalf or in behalf of any other person or entity, in any manner (A) contact, solicit or accept (or participate in contracting, soliciting or accepting) the trade or patronage of any customer or prospective customer of the Company (including any employee, officer, director or agent of any customer or prospective customer) with respect to the nanophase and ultrafine powder, coating and forming businesses engaged in by the Company or which are under development by the Company, or (B) solicit, induce or attempt to induce (or participate in soliciting, inducing or attempting to induce) any employee or contractor of the Company (and any person who was an employee or contractor of the Company at any time within the 180 days prior to the end of the Term) to leave the Company's employ or engagement to become connected in any way with, or employ, engage or otherwise utilize any such employee or contractor in, any other business that is competitive with the nanophase and ultrafine powder, coating and forming businesses engaged in by the Company or which are under development by the Company.

         (d) EXCLUSIONS. The restrictions on Executive's activities set forth in this Section 9 shall not preclude Executive from the ownership of three percent (3%) or less of the voting securities of any


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corporation whose voting securities are registered under Section 12(g) of the
Securities Exchange Act of 1934.

         (e) INJUNCTIONS. In view of Executive's access to the Company's customer base, employees, confidential information, proprietary data and trade secrets, Executive agrees that the covenants set forth in this Section 9 are necessary to protect the interests of the Company in such information, data, secrets and relationships, and to protect and maintain near permanent customer relationships, and other legitimate, proprietary interests of the Company, both actual and potential, which Executive would not have had access to or any involvement in but for Executive's employment relationship with the Company. Executive confirms and agrees that enforcement of the covenants set forth in this Section 9 would not prevent Executive from earning a livelihood. Executive further agrees that in the event of an actual or threatened breach by Executive of any of the covenants set forth in this Agreement, the Company would be irreparably harmed and the full extent of injury resulting therefrom would be impossible to calculate and the Company therefore will not have an adequate remedy at law. Accordingly, Executive agrees that temporary and permanent injunctive relief would be appropriate remedies against such breach, without bond or security; provided, however, that nothing herein shall be construed as limiting any other legal or equitable remedies available to the Company.

         (f) EXPENSES. Executive shall pay all costs and expenses, including without limitation court costs, investigation costs, expert witness fees, and attorneys' fees, incurred by the Company in connection with the successful enforcement by the Company of its rights under this Agreement. The Company shall have the right to disclose the contents of this Agreement or to deliver a copy of this Agreement bearing Executive's signature to any person to whom or for whose benefit the Company reasonably believes the Executive has solicited, or has or may disclose or use any confidential or proprietary information in violation of this Agreement.

         10. ARBITRATION. No dispute involving any action or claims to enforce any provisions of Section 9 of this Agreement shall be subject to arbitration. However, any dispute or claim arising out of any other provisions of this Agreement, or otherwise relating to Executive's employment, whether based on statute, ordinance, regulation, contract, tort or other law, shall be resolved by binding arbitration before a single arbitrator pursuant to the Employment Arbitration Rules of the American Arbitration Association. Any such arbitration shall be conducted in Chicago, Illinois. An arbitration award rendered under this Section 10 shall be final and binding on the parties and may be submitted to any court of competent jurisdiction for entry of a judgment thereon in accord with the Federal Arbitration Act or the Uniform Arbitration Act.

         11. LIMITATION ON CLAIMS. Executive agrees that he will not commence any action or suit relating to matters arising out of his employment with the Company (irrespective of whether such action or suit arises out of the provisions of this Agreement) later than six months after the first to occur of
(a) the date such claim initially arises, or (b) the date Executive's employment terminates for any reason whatsoever. Executive expressly waives any applicable statute of limitation to the contrary.

         12. SUCCESSORS AND ASSIGNS.

         (a) EXECUTIVE. This Agreement is a personal contract, and the rights and interests that this Agreement accords to Executive may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by Executive. Executive shall not have any power of anticipation, alienation or assignment of the payments contemplated by this Agreement, all rights and benefits of Executive shall be for the sole personal benefit of Executive, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Executive. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Executive and Executive's personal representatives, distributees and legatees.

         (b) THE COMPANY. This Agreement shall be binding upon the Company and inure to the benefit of the Company and its successors and assigns, including but not limited to any person or entity


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that may acquire all or substantially all of the Company's assets or business or with which the Company may be consolidated or merged. This Agreement shall continue in full force and effect in the event the Company sells all or substantially all of its assets, merges or consolidates, otherwise combines or affiliates with another business, dissolves and liquidates, or otherwise sells or disposes of substantially all of its assets. The Company's obligations under this Agreement shall cease, however, if the successor to the Company, the purchaser or acquirer either of the Company or of all or substantially all of its assets, or the entity with which the Company has affiliated, shall assume in writing the Company's obligations under this Agreement (and deliver an executed copy of such assumption to Executive), in which case such successor or purchaser, but not the Company, shall thereafter be the only party obligated to perform the obligations that remain to be performed on the part of the Company under this Agreement.

         13. ENTIRE AGREEMENT. This Agreement and the other agreements referenced herein represent the entire agreement between the parties concerning Executive's employment with the Company and supersedes all prior negotiations, discussions, understandings and agreements, whether written or oral, between Executive and the Company relating to the subject matter of this Agreement.

         14. AMENDMENT OR MODIFICATION, WAIVER. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Executive and by a duly authorized officer of the Company other than Executive. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

         15. NOTICES. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), or by facsimile to the recipient at the address below indicated:

To the Company:            Nanophase Technologies Corporation
                           453 Commerce Street
                           Burr Ridge, IL  60521
                           Attn:  Chief Executive Officer
                           Facsimile: (630) 323-1221

With a copy to:            Bruce A. Zivian
                           Ehrenreich Eilenberg Krause & Zivian, LLP
                           20 North Wacker Drive, Suite 3230
                           Chicago, IL 60606
                           Facsimile: (312) 917-9911

To Executive:              Mr. Donald Freed
                           1034 Pleasant Street
                           Oak Park, IL  60301

or such other address or facsimile number, or to the attention of such other person as the recipient shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so personally delivered, or one day after deposit, if sent by courier, when confirmed received if sent by facsimile, or if mailed, five days after deposit in the U.S. first-class mail, postage prepaid.

         16. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other that those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the


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fullest extent permitted by law. If for any reason any provision of this
Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Company and Executive that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

         17. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

         18. HEADINGS. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

         19. WITHHOLDING TAXES. Except as otherwise specifically set forth in
Section 4(d) above, all salary, benefits, reimbursements and any other payments to Executive under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of any federal, state or local authority.

         20. APPLICABLE LAW: JURISDICTION. The laws of the State of Illinois shall govern the interpretation, validity and performance of the terms of this Agreement, without reference to rules relating to conflicts of law. Any suit, action or proceeding against Executive with respect to this Agreement, or any judgment entered by any court in respect thereof, may be brought in any court of competent jurisdiction in the State of Illinois, as the Company may elect in its sole discretion, and Executive hereby submits to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment and to service of process by means of delivery of notice pursuant to Section 15 above.

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

                                    NANOPHASE TECHNOLOGIES CORPORATION


                                    By:/s/ Joseph Cross
                                       ---------------------------------
                                    Its: Chief Executive Officer



                                           /s/ Donald Freed
                                      ----------------------------------
                                          Mr. Donald Freed


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